Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into this 20th day of November, 2007, by and between River Valley Financial Bank, a federal savings bank (the “Bank”), and Anthony D. Brandon (the “Employee”).  The parties agree, however, that the “Effective Date” of this Agreement shall be January 1, 2005.

This Agreement ends and restates the prior Employment Agreement between the Bank and the Employee dated July 29, 2005 (the “Prior Agreement”).  It has been amended and restated for compliance with the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of January 1, 2005.

WHEREAS, the Employee is employed by the Bank as Executive Vice President and has performed and is expected to continue to perform valuable services for the Bank; and

WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties; and

WHEREAS, the parties desire by this writing to set forth the continuing employment relationship of the Bank and the Employee.

NOW, THEREFORE, it is AGREED as follows:

1.  Employment.    The Employee is employed as Executive Vice President of the Bank.  The Employee shall render such administrative and management services for the Bank as are currently rendered and as are customarily performed by persons situated in a similar executive capacity.  The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank.  The Employee’s other duties shall be such as the Board of Directors (the “Board”) of the Bank may from time to time reasonably direct, including normal duties as an officer of the Bank.

2.  Base Compensation.    The Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of $________ per annum, payable in cash not less frequently than monthly, and shall be effective and calculated commencing the Effective Date.  The salary shall be reviewed annually by the Board of Directors of the Bank no later than January of each year commencing in January of 2008 and any adjustment in the future on salary shall be effective on January 1st of each year.

3.  Bonuses.  The Employee shall participate in any year end bonus granted to other employees by the Board.  The Employee shall further participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that the Board may award from time to time to the Bank’s senior management employees.  No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses.

4.  Benefits.

(a)  Participation in Retirement, Medical and Other Plans.  During the term of this Agreement, the Employee shall be eligible to participate in the following benefit plans: group hospitalization, disability, health, dental, sick leave, retirement, pension, and/or other present or future qualified plans provided by the Bank, generally, which benefits, taken as a whole, must be at least as favorable as those in effect on the Effective Date, unless the continued operation of such plans would adversely affect the Bank’s operating results or financial condition in a material way, the Bank’s Board of Directors concludes that modifications to such plans are necessary to avoid such adverse effects and such modifications apply consistently to all employees of the Bank.

(b)  Employee Benefits; Expenses.  The Employee shall be eligible to participate in any fringe benefits which are or may become available to the Bank’s senior management employees, including, for example, any stock option or incentive compensation plans, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.  The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement, upon substantiation of such expenses in accordance with the policies of the Bank.

  5.  Term.  The Bank hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending on October 1, 2010 (or such earlier date as is determined in accordance with Section 9).  Additionally, prior to each annual anniversary date from October 1, 2007, the Employee's term of employment shall be extended for an additional one-year period beyond the then effective expiration date, provided the Board determines in a duly adopted resolution that the performance of the Employee has met the Board's requirements and standards, and that this Agreement shall be extended.  Only those members of the Board of Directors who have no personal interest in this Employment Agreement shall discuss and vote on the approval and subsequent review of this Agreement.

6.  Loyalty; Noncompetition.

(a)  During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, the Employee may serve on the Boards of Directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, or unfavorably affect the performance of Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation.  “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers.  During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank, or be gainfully employed in any other position or job other than as provided above.

(b)  Nothing contained in this Paragraph 6 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

(c)  While Employee is employed by the Bank and for a period of three years after termination of Employee’s employment by the Bank or by the Employee for reasons other than those set forth in Section 9 (d) hereof, the Employee shall not directly or indirectly, engage in any bank or bank-related business which competes with the business of the Bank as conducted during Employee’s employment by the Bank for any financial institution, including but not limited to banks, savings and loan associations, and credit unions within a fifty mile radius of Madison, Indiana.

7.  Standards.  The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time.  The Bank will provide Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

8.  Vacation, Sick Leave and Disability.  The Employee shall be entitled to [fifteen days] vacation annually and shall be entitled to the same sick leave and disability leave as other employees of the Bank.

The Employee shall not receive any additional compensation from the Bank on account of his failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Board.

In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine.  Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.

9.  Termination and Termination Pay.  Subject to Section 11 hereof, the Employee’s employment hereunder may be terminated under the following circumstances:

(a)  Death.  The Employee’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death occurred.

(b)  Disability.

(i)  The Bank may terminate the Employee’s employment, should the Employee become disabled, in a manner consistent with the Bank’s and the Employee’s rights and obligations under the Americans With Disabilities Act or other applicable state and federal laws concerning disability.  For the purpose of this Agreement, “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months and which (i) renders Employee unable to engage in any substantial gainful activity or (ii) entitles Employee to income replacement benefits for a period of not less than three months under an accident and benefit plan covering employees of the Bank, as reasonably determined by a duly licensed physician selected in good faith by the Bank.

(ii)  During any period that the Employee shall receive disability benefits and to the extent that the Employee shall be physically and mentally able to do so, he shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Bank and, if able, shall make himself available to the Bank to undertake reasonable assignments consistent with his prior position and his physical and mental health.  The Bank shall pay all reasonable expenses incident to the performance of any assignment given to the Employee during the disability period.

(c)  Just Cause.  The Board may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause.  The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause.  Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  Notwithstanding the foregoing, in the event of termination for Just Cause there shall be delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), such meeting and the opportunity to be heard to be held at least 30 days prior to such termination, finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in the second sentence of this Subsection (c) and specifying the particulars thereof in detail.

(d)  Without Just Cause; Constructive Discharge.

(i)  The Board may, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Just Cause, in which event the Employee shall be entitled to receive the following compensation and benefits (unless such termination occurs following a Change in Control (as hereinafter defined), in which event the benefits and compensation provided for in Section 11 shall apply):  (i)  the salary provided pursuant to Section 2 hereof, up to the date of termination of the term as provided in Section 5 hereof (including any renewal term) of this Agreement (the “Expiration Date”), and (ii) at the Employee’s election, either (A) cash in an amount equal to the cost to the Employee of obtaining all health, life, disability and other benefits (excluding stock options) which the Employee would have been eligible to participate in through the Expiration Date, based upon the benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination of employment, or (B) continued participation under such Bank benefit plans through the Expiration Date, but only to the extent the Employee continues to qualify for participation therein.

(ii)  The Employee may voluntarily terminate his employment under this Agreement, and the Employee shall thereupon be entitled to receive the compensation and benefits payable under Section 9(d)(1) hereof, within ninety (90) days following the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing and which has not been corrected by the Bank within 30 days after notice from the Employee (unless such voluntary termination occurs following a Change in Control, in which event the benefits and compensation provided for in Section 11 shall apply): (i) the requirement that the Employee move his personal residence, or perform his principal executive functions, more than thirty (30) miles from his primary office; (ii) a material reduction in the Employee’s base compensation, unless part of an institution-wide reduction; (iii) the failure by the Bank to continue to provide the Employee with compensation and benefits provided for under this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Bank which would directly or indirectly reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him, unless part of an institution-wide reduction; (iv) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced in Section 1; or (v) a material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank.

(iii)  Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under clause (d)(1)(i) hereof shall be reduced to the extent that on the date of the Employee’s termination of employment, the present value of the benefits payable under clauses (d)(1)(i) and (ii) hereof exceeds the limitation on severance benefits that is set forth in Regulatory Bulletin 27a of the Office of Thrift Supervision, as in effect on the Effective Date.  In the event that Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), becomes applicable to payments made under this Section 9(d), and the payments exceed the “Maximum Amount” as defined in Section 11(a)(1) hereof, the payments shall be reduced as provided by Section 11(a)(2) of this Agreement.

(e)  Termination or Suspension Under Federal Law.

(i)  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

(ii)  If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(iii)  All obligations under this Agreement shall terminate, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank; (i) by the Director of the Office of Thrift Supervision (“Director of OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition.  Such action shall not affect any vested rights of the parties.

(iv)  If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(f)  Voluntary Termination by Employee.  Subject to Section 11 hereof, the Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least ninety (90) days’ prior written notice to the Board of Directors, in which case the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination (unless such termination occurs pursuant to Section 9(d)(2) hereof, in which event the benefits and compensation provided for in section 9(d) shall apply).

10.  No Mitigation.  The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

11.  (a)  Change in Control.

(1)  Expiration of Term of Agreement.  The term of this Agreement shall expire upon a Change in Control.  If the term of this Agreement expires upon a Change in Control and the Employee’s employment has not previously terminated, the Bank shall continue to be bound by, and shall cause any successor in interest to be bound by, the terms of this Section 11(a)(1) and Section 12 hereof.

(i)  If on or before the Change in Control the Bank or its successor in interest offers to continue the employment of Employee as Executive Vice President of the Bank at the same compensation and substantially the same benefits he was receiving under this Agreement immediately prior to the Change in Control without placing any material limits on Employee’s duties or authority as Executive Vice President (including his authority, subject to corporate controls no more restrictive than those in effect on the date hereof, to hire and discharge employees who are not bona fide officers of the Bank), for at least 36 months (whether or not pursuant to a written agreement), and if the Employee accepts such offer and the Bank or its successor in interest continues to employ the Employee on such terms for at least 36 months following the Change in Control, the Employee shall be entitled to no further payments under this Agreement (other than any payments to which he may have become entitled prior to the expiration of the term of the Agreement).

(ii)  If on or before the Change in Control, the Bank or its successor in interest does not offer to continue the employment of Employee as Executive Vice President of the Bank at the same compensation and substantially the same benefits he was receiving under this Agreement immediately prior to the Change in Control without placing any material limits on Employee’s duties or authority as Executive Vice President (including his authority subject to corporate controls no more restrictive than those in effect on the date hereof, to hire and discharge employees who are not bona fide officers of the Bank), for at least 36 months (whether or not pursuant to a written agreement), the Employee shall be entitled to a lump sum payment equal to the difference between (i) the product of 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Code and regulations promulgated thereunder (“Maximum Amount”), and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code), that the Employee receives on account of the Change in Control.  Such payment shall be made on the effective date of the Change in Control.

(iii)  If Employee accepts an offer of employment from the Bank or its successor in interest which satisfies the requirements of Section 11(a)(1)(i) but the Bank or its successor in interest terminates the Employee’s employment involuntarily within that 36-month period or does not honor those requirements for at least 36 months following the Change in Control, other than as a result of a termination for Just Cause as defined in Section 9(c), Employee shall be entitled to the payment described in Section11(a)(1)(ii), which payment shall be made within 10 days after Employee notifies the Bank or its successor in interest of its failure to continue to employ Employee on such terms for at least 36 months following the Change in Control, other than as a result of a termination for Just Cause as defined in Section 9(c). For purposes of clarification, the payment to be made pursuant to this Section 11(a)(1)(iii) will not be payable if Employee’s employment with the Bank is terminated during that 36-month period for Just Cause as defined in Section 9(c) or as a result of the Employee’s death, Disability or voluntary resignation.

(iv)  If any successor in interest fails or refuses to be bound by the terms of this Section11(a)(1), the Employee shall be entitled to the payment described in Section 11(a)(1)(ii), payable promptly after the breach by such successor in interest of its obligations under this Section 11(a)(1).

(v)  In the event that the independent public accountants of the Bank or its successor in interest determine that any payment to or for the benefit of the Employee made pursuant to this Section 11(a)(1) would be non-deductible by the Bank or its successor in interest for federal income tax purposes because of Section 280G of the Code, then the amount payable to or for the benefit of the Employee pursuant to this Section 11(a)(1) shall be reduced (but not below zero) to the Reduced Amount.  For purposes of this Section 11(a)(1) the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Bank or its successor in interest because of Section 280G of the Code.

(2)  In the event that the Employee and the Bank jointly determine and agree that the total parachute payments receivable under clauses (i) and (ii) of Section 11(a)(1) hereof exceed the Maximum Amount, notwithstanding the payment procedure set forth in Section 11(a)(1) hereof, the Employee shall determine which and how much, if any, of the parachute payments to which he is entitled shall be eliminated or reduced so that the total parachute payments to be received by the Employee do not exceed the Maximum Amount.  If the Employee does not make his determination within ten business days after receiving a written request from the Bank, the Bank may make such determination, and shall notify the Employee promptly thereof.  Within five business days of the earlier of the Bank’s receipt of the Employee’s determination pursuant to this paragraph or the Bank’s determination in lieu of a determination by the Employee, the Bank shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement.

(3)  As a result of uncertainty in application of Section 280G of the Code at the time of payment hereunder, it is possible that such payments will have been made by the Bank which should not have been made (“Overpayment”) or that additional payments will not have been made by the Bank which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made under Section 11(a)(1) hereof.  In the event that the Employee, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Employee believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Bank to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Bank together with interest at the applicable  federal rate provided for in Section 7872(f)(2)(B) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Bank if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Employee and the Bank determine, based upon controlling precedent or other substantial authority, that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

(4)  For purposes of this Agreement, a “Change in Control” shall mean any of the following:

(i)  a change in the ownership of the Bank or its sole shareholder, River Valley Bancorp (the “Holding Company”), which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or the Holding Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Holding Company.  Such acquisition may occur as a result of a merger of the Holding Company or the Bank into another entity which pays consideration for the shares of capital stock of the merging Holding Company or Bank.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Holding Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or the Holding Company (or to cause a change in the effective control of the Bank or the Holding Company (within the meaning of subsection (ii)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or the Holding Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Bank or the Holding Company (or issuance of stock of the Bank or the Holding Company) and stock in the Bank or the Holding Company remains outstanding after the transaction;

(ii)  a change in the effective control of the Bank or the Holding Company, which shall occur only on either of the following dates:

1)  the date any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Holding Company possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Holding Company; or

2)  the date a majority of members of the Holding Company’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Holding Company’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Holding Company.

If any one person, or more than one person acting as a group, is considered to effectively control the Bank or the Holding Company, the acquisition of additional control of the Bank or the Holding Company by the same person or persons is not considered to cause a change in the effective control of the Bank or the Holding Company (or to cause a change in the ownership of the Bank or the Holding Company within the meaning of subsection (i) of this section).

(iii)  a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer.  A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to –

1)  a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

2)  an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

3)  a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

4)  an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this subsection (iii) and except as otherwise provided in paragraph 1) above, a person’s status is determined immediately after the transfer of the assets.

(iv)  For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank or the Holding Company; provided, however, that they will not be considered to be acting as a group if they are owners of an entity that merges into the Bank or the Holding Company where the Bank or the Holding Company is the surviving corporation.

To the extent the Employee is a “specified employee” (as defined below), payments due to the Employee under this Agreement that represent payment of deferred compensation that is subject to Section 409A of the Code shall begin no sooner than six months after the Employee’s separation from service; provided, however, that any payments not made during the six month period described in this Section 11(a)(4)(iv) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six month period; provided, further, that the six month delay required under this Section 11(a)(4)(iv) shall not apply to the portion of any payment resulting from the Employee’s “involuntary separation from service” (as defined in Treasury Reg. Section 1.409A-1(n) and including a “separation from service for good reason,” as defined in Treasury Reg. Section 1.409A 1(n)(2)) that (i) is payable no later than the last day of the second year following the year in which the separation from service occurs, and (ii) does not exceed two times the lesser of (1) the Employee’s annualized compensation for the year prior to the year in which the separation from service occurs, or (2) the dollar limit described in Section 401(a)(17) of the Code.  It is expressly intended and understood that payments made under Section 11(a)(1) do not represent payments of deferred compensation subject to Section 409A of the Code and are not subject to the six month delay required by this Section 11(a)(4)(iv).

To the extent any life, health, disability or other welfare benefit coverage provided to the Employee under this Agreement would be taxable to the Employee, the taxable amount of such coverage shall not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code determined as of the year in which the Employee’s separation from service occurs.  The intent of the foregoing sentence is to permit the Holding Company and the Bank to treat the provision of such benefits as a limited payment under Treasury Reg. Section 1.409A-1(a)(9)(v)(D) so as to avoid application of the six month delay rule for specified employees.  For purposes of this Agreement, any reference to severance of employment or termination of employment shall mean a “separation from service” as defined in Treasury Reg. Section 1.409A-1(h).

For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i) and shall include, without limitation, (1) an officer of the Bank or the Holding Company having annual compensation greater than $130,000 (as adjusted for inflation under the Code), (2) a five percent owner of the Bank or the Holding Company, or (3) a one percent owner of the Bank or the Holding Company having annual compensation of more than $150,000.  The determination of whether the Employee is a “specified employee” shall be made by the Bank in good faith applying the applicable Treasury regulations.

Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under Subsection(a)(1) of this Section 11 shall be reduced to the extent that on the date of the Employee’s termination of employment, the amount payable under Subsection(a)(1) of this Section 11 exceeds the limitation on severance benefits that is set forth in Regulatory Bulletin 27a of the Office of Thrift Supervision, as in effect on the Effective Date.

(b)  Compliance with 12 U.S.C. Section 1828(k).  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(c)  Trust.

(1)  Within five business days before a Change in Control as defined in Section 11(a)(4) of this Agreement which was not approved in advance by a resolution of a majority of the Continuing Directors of the Bank, the Bank shall (i) deposit, or cause to be deposited, in a grantor trust (the “Trust”), designed to conform with Revenue Procedure 93-64 (or any successor) and having a trustee independent of the Bank, an amount equal to 2.99 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code, and (ii) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust.

(2)  During the thirty-six (36) consecutive month period following the date on which the Bank makes the deposit referred to in the preceding paragraph, the Employee may provide the trustee of the Trust with a written notice requesting that the trustee pay to the Employee an amount designated in the notice as being payable pursuant to Section 11(a).  Within three business days after receiving said notice, the trustee of the Trust shall send a copy of the notice to the Bank via overnight and registered mail, return receipt requested.  On the tenth (10th) business day after mailing said notice to the association, the trustee of the Trust shall pay the Employee the amount designated therein in immediately available funds, unless prior thereto the Bank provides the trustee with a written notice directing the trustee to withhold such payment.  In the latter event, the trustee shall submit the dispute to non-appealable binding arbitration for a determination of the amount payable to the Employee pursuant to Section 11(a) hereof, and the party responsible for the payment of the costs of such arbitration (which may include any reasonable legal fees and expenses incurred by the Employee) shall be determined by the arbitrator.  The trustee shall choose the arbitrator to settle the dispute, and such arbitrator shall be bound by the rules of the American Arbitration Association in making his or her determination.  The parties and the trustee shall be bound by the results of the arbitration and, within 3 days of the determination by the arbitrator, the trustee shall pay from the Trust the amounts required to be paid to the Employee and/or the Bank, and in no event shall the trustee be liable to either party for making the payments as determined by the arbitrator.

(3)  Upon the earlier of (i) any payment from the Trust to the Employee, or (ii) the date thirty-six (36) months after the date on which the Bank makes the deposit referred to in the first paragraph of this subsection (d)(1), the trustee of the Trust shall pay to the Bank the entire balance remaining in the segregated account maintained for the benefit of the Employee.  The Employee shall thereafter have no further interest in the Trust pursuant to this Agreement.

(d)  In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, including this Section 11, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Section 11 or to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment by a court of competent jurisdiction in favor of the Employee.  Such reimbursement shall be paid within ten (10) days of Employee’s furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

Should the Employee fail to obtain a final judgment in favor of the Employee and a final judgment is entered in favor of the Bank, then the Bank shall be reimbursed for all costs and expenses, including reasonable Attorneys’ fees arising from such dispute, proceedings or actions.  Such reimbursement shall be paid within ten (10) days of the Bank furnishing to the Employee written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Bank.

12.  Stock Options.  The Bank will permit Employee or his personal representative(s) or heirs, during a period of three months following Employee’s termination of employment by the Bank for the reasons set forth in Subsections 9(d) or 11(a), if such termination follows a Change of Control, to require the Bank, upon written request, to purchase all outstanding stock options previously granted to Employee under any stock option plan then in effect to the extent the options are vested at a cash purchase price equal to the amount by which the aggregate “fair market value” of the shares subject to such options exceeds the aggregate option price for such shares.  For purposes of this Agreement, the term “fair market value” shall mean the higher of (1) the average of the highest asked prices for shares in the over-the-counter market as reported on the NASDAQ system or other exchange if the shares are traded on such system for the 30 business days preceding such termination, or (2) the average per share price actually paid for the most highly priced 1% of the shares acquired in connection with the Change of Control by any person or group acquiring such control.

13.  Federal Income Tax Withholding.  The Bank may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

14.  Successors and Assigns.

(a)  Bank.  This Agreement shall not be assignable by the Bank, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b)  Employee.  Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c)  Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

15.  Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

16.  Applicable Law.  Except to the extent preempted by federal law, the laws of the State of Indiana shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

17.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.  Entire Agreement.  This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and supersedes any other agreement between the parties hereto relating to the employment of the Employee

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:	RIVER VALLEY FINANCIAL BANK

/s/ Lonnie D. Collins	By:	/s/ Matthew P. Forrester
Lonnie D. Collins, Secretary		Matthew P. Forrester, President

/s/ Anthony D. Brandon
Anthony D. Brandon

The undersigned, River Valley Bancorp, sole shareholder of Bank, agrees that if it shall be determined for any reason that any obligation on the part of Bank to continue to make any payments due under this Agreement to Employee is unenforceable for any reason, River Valley Bancorp agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee or to satisfy any such obligation pursuant to the terms of this Agreement, as though it were the Bank hereunder.

RIVER VALLEY BANCORP

By:	/s/ Matthew P. Forrester
Matthew P. Forrester, President

15